Exhibit 99.1

FOR IMMEDIATE RELEASE:                                                                August 7, 2008

KEY TECHNOLOGY ANNOUNCES 2008 THIRD QUARTER RESULTS
Record YTD Orders, Record Quarterly and YTD Revenues, and Record Third Quarter Backlog

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) today announced sales and operating results for the third quarter of fiscal 2008 ended June 30, 2008.

Net sales for the three-month period ended June 30, 2008 totaled $35.8 million, compared to $31.0 million recorded in the same quarter last year.  Net earnings for the quarter were $3.0 million, or $0.53 per diluted share, compared with $2.9 million, or $0.54 per diluted share, in the same period a year ago.

Net sales for the nine months ended June 30, 2008 were $93.9 million compared with $75.8 million for the comparable period in fiscal 2007.  The Company reported net earnings for the fiscal 2008 nine-month period of $5.2 million, or $0.95 per diluted share, compared to $5.1 million, or $0.95 per diluted share, for the same nine-month period in fiscal 2007, which included a $750,000 gain, or $0.14 per share, from the sale of the Company’s 50% interest in its InspX joint venture.

Gross profit for the third quarter of fiscal 2008 was $15.0 million compared to $12.5 million in the corresponding period last year.  As a percentage of net sales, gross profit in the third quarter of fiscal 2008 was 42.0%, compared to 40.2% in the same quarter of fiscal 2007.  For the 2008 nine-month period, gross profit was $37.8 million compared to $29.5 million for the same period of fiscal 2007, or 40.3% and 39.0% as a percentage of sales, respectively.

David Camp, President and CEO, commented, “We are very pleased with the revenue growth of the Company.  We realized strong revenue growth in North America, Europe and Latin America, primarily due to increasing focus on food quality in each of these geographic regions.  Increased margins and revenues have offset our anticipated and incurred operating expense increases year to date.  The growth in gross margins is primarily the result of realized manufacturing efficiencies due to higher product shipment volumes.”

Operating expenses for the quarter ended June 30, 2008 were $10.9 million, or 30.5% of net sales, compared to $8.3 million, or 26.9% of net sales, in the same quarter last year.  Operating expenses for the nine months ended June 30, 2008 were $31.2 million, or 33.2% of net sales, compared to $23.8 million, or 31.4% of net sales, for the corresponding period of fiscal 2007.

Camp further commented, “Our increase in operating expense as a percent of net sales is primarily attributable to increases in sales expense, R&D spending and our ERP project.  The sales expenses have increased due to higher sales and order volumes and a shift to an increased percentage of orders from outside sales representatives with a higher commission structure compared to orders received through direct employees.  We consciously increased R&D spending with the objective and focus of bringing new products to the market sooner.”

New orders received during the third quarter were $30.7 million, compared to $33.6 million in the same period last year.  For the nine-month period, new orders received were $105.1 million, compared to $89.2 million for the same period in fiscal 2007.  The Company’s backlog at the end of the third quarter was $42.2 million, compared to $36.7 million one year ago.

David Camp concluded, “Our year-to-date orders were a new record for the first nine months of any fiscal year, and our opportunity list continues to be encouraging. We are pleased that we have been successful in reducing our backlog during the third quarter by increasing our capacity, enabling us to accelerate the delivery of products to our customers.”

Conference Call
The Company's conference call discussion of the third quarter results can be heard live on the Internet at 1:30 p.m. Pacific Time on Thursday, August 7.   To access the call, go to http://www.key.net/investors/investor-events/default.html at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	competition and advances in technology may adversely affect sales and prices;
•	failure of the Company's new products to compete successfully in either existing or new markets;
•	the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;
•	the inability of the Company to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage; and
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and its customer relations.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

-TABLES FOLLOW-

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007

Net sales	$35,831	$31,019	$93,884	$75,793
Cost of sales	20,795	18,546	56,083	46,258
Gross profit	15,036	12,473	37,801	29,535
Operating expenses
Selling and marketing	5,552	4,462	15,726	12,573
Research and development	1,984	1,175	5,958	4,018
General and administrative	3,083	2,365	8,532	6,233
Amortization of intangibles	327	327	981	981
Total operating expenses	10,946	8,329	31,197	23,805
Gain (loss) on sale of assets	13	(17)	44	21
Earnings from operations	4,103	4,127	6,648	5,751
Gain on sale of investment in joint venture	---	---	---	750
Other Income	252	327	1,066	859
Earnings before income taxes	4,355	4,454	7,714	7,360
Income tax expense	1,392	1,515	2,468	2,247
Net earnings	2,963	2,939	5,246	5,113
Net earnings per common share
- basic	$0.54	$0.56	$0.97	$0.97
- diluted	$0.53	$0.54	$0.95	$0.95
Shares used in per share calculations - basic	5,461	5,288	5,417	5,247
Shares used in per share calculations - diluted	5,574	5,408	5,533	5,363

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	June 30, 2008	September 30, 2007
	(in thousands)

Cash and cash equivalents	$33,132	$27,880
Trade accounts receivable net	16,118	14,020
Inventories	26,019	18,753
Total current assets	79,254	64,727
Property, plant and equipment, net	6,203	4,671
Goodwill and other intangibles, net	5,116	6,097
Total assets	90,650	75,497
Total current liabilities	31,460	23,781
Shareholders' equity	$58,148	$50,393

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CONTACT:	Key Technology, Inc., Walla Walla
Jack Ehren, Senior Vice President and Chief Financial Officer – 509-529-2161